EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for Third Quarter of 2011

Midland Park, NJ – November 14, 2011 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the three and nine months ended September 30, 2011 of $578,000 and $1,646,000, respectively, compared to $340,000 and $146,000 for the corresponding three and nine month periods in 2010.  After dividends on preferred stock and accretion, net income available to common shareholders for the current three month period was $334,000, or $0.06 per diluted common share, compared to $203,000, or $0.03 per diluted common share, for the three months ended September 30, 2010.  For the first nine months of 2011, net income available to common shareholders was $1,126,000, or $0.19 per diluted common share, compared to a net loss of $266,000, or a loss of $0.05 per diluted common share, during the same period in 2010.
Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge commented, “On a year to date basis, the improvement in results for the 2011 was attributable to improved net interest and dividend income, a decline in the provision for loan losses and an increase in noninterest income.  The loan loss provision, nevertheless, remains elevated – reflective of the Corporation’s level of nonperforming loans.”

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 14, 2011

For the three and nine months ended September 30, 2011 the Corporation recorded a provision for loan losses of $2.3 million and $5.9 million, respectively.  The prior year provision for loan losses was $1.5 million and $7.8 million for the three and nine months ended September 30 2010, respectively.  The measurements of allowance coverage showed improvement as the total allowance for loan losses increased to 2.69% of total loans from a comparable ratio of 2.40% at June 30, 2011 and 1.88% at December 31, 2010.  Furthermore, the ratio of allowance for loans losses to nonperforming loans grew to 45.87% at September 30, 2011, as compared to 37.73% at December 31, 2010.
Nonperforming loans totaled $27.0 million or 5.87% of total loans, at September 30, 2011 compared to $26.2 million, or 5.59% of total loans, at June 30, 2011 and $22.5 million, or 4.98% at December 31, 2010.  At September 30, 2011 nonperforming loans included two loans totaling $2.6 million that are reflected as past due 90 days or more and accruing for which the Corporation received full payoffs subsequent to quarter end, including all accrued interest and principal outstanding.
Van Ostenbridge stated, “While the Corporation maintains strong underwriting practices, the economy continues to put an exceptional strain on our customers and the prolonged foreclosure environment presents challenges for the Bank.  Nevertheless, the Corporation continues to devote the necessary resources to managing problem assets.  We continue to aggressively pursue various workout strategies with the aim of maximizing loan repayments and improving asset quality.  We believe our level of reserves for probable loan losses will assist us in aggressively addressing problem loans.  In addition, we remain diligent in identifying any loans where there are concerns about collateral and cash flow weaknesses as a result of the current economic conditions.”

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 14, 2011

When compared to the prior year periods, net interest income for the three and nine months ended September 30, 2011 reflected increases of $336,000 and $404,000, respectively.  For the three months ended September 30, 2011, the net interest spread and margin of 3.61% and 3.87%, respectively, showed improvement from 3.53% and 3.83%, respectively, for the three months ended September 30, 2010.  The net interest spread and margin for the nine months ended September 30, 2011 were 3.61% and 3.86%, respectively, compared to a net interest spread and margin of 3.56% and 3.90%, respectively, for the nine months ended September 30, 2010.
While declines in yields earned on assets reflect the effect of a prolonged low interest rate environment as well as the impact of nonaccrual loans, the Corporation has been successful in managing net interest margin primarily through reduced funding costs.  The decrease in funding costs reflects the ongoing reduction in interest rates paid on deposits as a result of the repricing of deposits in the present environment as well as the restructuring of $15 million of Federal Home Loan Bank of New York advances at a lower cost.
The Corporation reported noninterest income of $1.4 million and $3.4 million for the three and nine months ended September 30, 2011, respectively, compared to $759,000 and $3.0 million for the equivalent prior year periods.  For the current three and nine month periods noninterest income reflects $245,000 and $835,000, respectively, of gains on sales of mortgage loans compared to $94,000 and $215,000 of such gains for the three and nine months ended September 30, 2010, respectively.  As a result of the continued low interest rate environment, an increase in residential mortgage loan application volume has enabled the Corporation to realize increased gains from the sale of these loans.  The current year periods also include gains on calls and sales of securities of $454,000 and $475,000 for the three and nine months ended September 30, 2011, respectively.  The prior year nine month period included $802,000 of gains on calls and sales of securities.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 14, 2011

Noninterest expenses for the three and nine months ended September 30, 2011 were $4.6 million and $13.8 million as compared to $4.6 million and $13.2 million in the comparable prior year periods.  Noninterest expenses in the current year periods reflect higher costs associated with the management of nonperforming assets, including salary expense.  In addition, due to increased current year profitability, the accruals for benefits such as the Corporation’s profit sharing plan are higher in the current year periods when compared with the prior year periods.  Partially offsetting these expense increases is a decline in the FDIC insurance premiums reflecting a recent change by the FDIC in the quarterly assessment base.
At September 30, 2011 total assets were $706.2 million, or an increase of $18.2 million compared to $688.1 million of assets at December 31, 2010.  The Corporation continues to actively lend and, since year end, gross loans have increased a net $8.7 million.
Deposits were $587.9 million at September 30, 2011, compared to deposits of $575.6 million at December 31, 2010.  Average core deposit balances continue to see growth.  Noninterest-bearing deposits now total $118.1 million, or 20.1% of total deposits at September 30, 2011, up from $99.7 million, or 17.3% at December 31, 2010.
The Corporation’s already strong capital position improved with the September 1, 2011 announcement of a $15 million investment through the purchase by the United States Department of the Treasury of the Corporation’s preferred stock affected through the Small Business Lending Fund (the "SBLF").  As disclosed in a prior press release, the SBLF is a voluntary program designed to increase lending to small businesses by providing capital to qualified community banks at favorable rates.  The Corporation used a portion of the SBLF proceeds to repurchase from the Treasury the full balance of $10 million of outstanding preferred shares issued under the Capital Purchase Program (the “CPP”).  Repurchase of the outstanding warrant issued in connection with the CPP was completed on October 26, 2011.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 14, 2011

 “As noted throughout this year, the Corporation has remained profitable”, Van Ostenbridge stated.  ”However, we recognize there is still more to accomplish.  The troubled real estate market, the struggling economy and the complex regulatory environment remain challenges for the Corporation.  However, we believe the Corporation is well positioned from a capital and liquidity standpoint to effectively manage during this demanding economic period.  We remain committed to a focus on asset quality, disciplined in our loan and deposit pricing and determined to grow our income and manage of our expenses.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  To date, the Bank’s total tithe donations exceed $7.3 million.
We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	September 30,	June 30,	December 31,	September 30,
	2011	2011	2010	2010

Selected Financial Condition Data:
Cash and cash equivalents	$23,736	$25,866	$19,983	$25,158
Securities available for sale	163,092	145,891	138,628	127,348
Securities held to maturity	39,937	41,426	45,394	47,434
FHLB Stock	2,491	2,491	2,497	2,497
Loans receivable:
Loans receivable, gross	460,518	468,668	451,866	450,507
Allowance for loan losses	(12,389)	(11,230)	(8,490)	(9,327)
Other, net	(74)	(109)	(131)	(290)
Loans receivable, net	448,055	457,329	443,245	440,890

Loans held for sale	1,152	-	9,818	9,326
Other assets	27,781	27,386	28,553	27,409
Total assets	$706,244	$700,389	$688,118	$680,062

Total deposits	$587,864	$588,418	$575,603	$565,845
Other borrowings	33,000	33,000	36,000	36,000
Subordinated debentures	7,217	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,191	15,791	14,642	15,241
Other liabilities	3,420	2,316	2,524	2,910
Stockholders' equity	59,552	53,647	52,132	52,849
Total liabilities and stockholders' equity	$706,244	$700,389	$688,118	$680,062

Book value per common share	$7.65	$7.49	$7.24	$7.37

Equity to assets	8.43%	7.66%	7.58%	7.77%

Asset Quality Data:
Nonaccrual loans	$24,422	$23,834	$22,500	$24,334
Loans past due 90 days or more and accruing	2,589	2,342	-	10
Total nonperforming loans	27,011	26,176	22,500	24,344
Other real estate owned	434	275	615	356
Total nonperforming assets	$27,445	$26,451	$23,115	$24,700

Non-performing loans to total loans	5.87%	5.59%	4.98%	5.40%
Non-performing assets to total assets	3.89%	3.78%	3.36%	3.63%
Allowance for loan losses to nonperforming loans	45.87%	42.90%	37.73%	38.31%
Allowance for loan losses to total gross loans	2.69%	2.40%	1.88%	2.07%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Selected Operating Data:
Interest income	$8,018	$8,095	$23,826	$24,791
Interest expense	1,732	2,145	5,370	6,739
Net interest and dividend income	6,286	5,950	18,456	18,052
Provision for loan losses	2,330	1,500	5,920	7,755
Net interest and dividend income
after provision for loan losses	3,956	4,450	12,536	10,297
Noninterest income:
Fees and service charges	501	514	1,550	1,486
Bank owned life insurance	83	82	244	249
Gain on sales of mortgage loans	245	94	835	215
Gain on calls and sales of securities	454	0	475	802
Other	67	69	273	265
Total noninterest income	1,350	759	3,377	3,017
Noninterest expenses:
Salaries and employee benefits	2,380	2,077	6,877	6,151
Occupancy, net	516	501	1,536	1,471
Equipment	235	285	731	871
Data processing	335	334	1,010	986
FDIC insurance premium	152	251	553	712
Charitable contributions	140	150	315	300
Other	857	1,010	2,813	2,712
Total noninterest expenses	4,615	4,608	13,835	13,203
Income before income tax expense (benefit)	691	601	2,078	111
Income tax expense (benefit)	113	261	432	(35)
Net income	578	340	1,646	146
Dividends on preferred stock and accretion	244	137	520	412
Net income (loss) available to common stockholders	$334	$203	$1,126	$(266)

Weighted avg. no. of diluted common shares	5,866,575	5,842,366	5,855,663	5,842,565
Diluted earnings (loss) per common share	$0.06	$0.03	$0.19	$(0.05)

Return on average common equity	2.35%	1.51%	2.78%	-0.66%

Return on average assets	0.32%	0.20%	0.32%	0.03%

Yield on average interest-earning assets	4.91%	5.18%	4.96%	5.32%
Cost of average interest-bearing liabilities	1.30%	1.65%	1.35%	1.76%
Net interest rate spread	3.61%	3.53%	3.61%	3.56%

Net interest margin	3.87%	3.83%	3.86%	3.90%